EXHIBIT 11.1
                              AMCON Distributing Company
                     Statement of Computation of Per Share Earnings
                For the three months ended December 31, 1996 and 1995


                                           1996          1995
                                         ---------     ---------
1.  Weighted average common
     shares outstanding                  2,450,000     2,450,000

2.  Weighted average treasury
     shares outstanding                     (4,097)       (4,097)

3.  Weighted average of net
     additional shares outstanding
     assuming dilutive warrants
     exercised and proceeds used
     to purchase treasury stock              4,125        25,231
                                         ---------     ---------

4.  Weighted average number of
     common and common equivalent
     shares outstanding                  2,450,028     2,471,134
                                         =========     =========

5.  Net income                           $ 976,967     $ 325,142

    Accretion of preferred stock                 -       (25,000)
                                         ---------     ---------

    Net income attributable to
      common shareholders                $ 976,967     $ 300,142
                                         =========     =========

6.  Earnings per common and
      common equivalent share
      attributable to common
      shareholders                       $    0.40     $    0.12
                                         =========     =========